UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported)     January 31, 2012

Badger Meter, Inc.
(Exact name of Registrant as Specified in Charter)

Wisconsin	1-6706	39-0143280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4545 W. Brown Deer Rd., Milwaukee, Wisconsin	53223
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:      (414) 355-0400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

__	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
__	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
__	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
__	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 2.01                      Completion of Acquisition or Disposition of Assets.

     On January 31, 2012, Badger Meter, Inc. (the “Company”), completed its acquisition of all of the outstanding shares of Racine Federated Inc. (“Racine Federated”) through a merger of RFI Acquisition Corp., a wholly-owned subsidiary of the Company (“Merger Sub”), with and into Racine Federated, with Racine Federated surviving and becoming a wholly-owned subsidiary of the Company.  The acquisition was consummated in accordance with the terms and conditions of the previously announced Acquisition Agreement, dated as of December 30, 2011 (the “Acquisition Agreement”), by and among the Company, Merger Sub, Racine Federated and the Shareholders’ Representative named therein.  Racine Federated manufactures and sells (i) precision instruments and systems for measuring the rates of flow of liquids and gases and (ii) concrete vibrators for the construction industry and for civic infrastructure.

At the closing of the acquisition, the Company paid a total of $57,085,884, subject to certain adjustments (the “tranasction consideration”), plus an additional $200,000 in consideration for certain of Racine Federated’s shareholders agreeing to certain restrictive covenants, including non-competition, non-solicitation and confidentiality covenants.  The transaction consideration is subject to post-closing adjustments based on a determination of closing net working capital and closing indebtedness.  In accordance with the Acquisition Agreement, $5.5 million of the transaction consideration was held back by the Company to support the post-closing working capital and indebtedness adjustments, and to support the indemnification obligations of Racine Federated’s shareholders.  The Company financed the acquisition by using available cash-on-hand and by drawing from its current credit facility.

Item 9.01.                      Financial Statements and Exhibits.

The required financial statements of Racine Federated will be filed by amendment to this Current Report on Form 8-K not later than April 15, 2012.

The required pro forma financial information will be filed by amendment to this Current Report on Form 8-K not later than April 15, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BADGER METER, INC.

Date:  February 3, 2012
By:    /s/ Richard E. Johnson
Richard E. Johnson
Senior Vice President – Finance and Treasurer
Chief Financial Officer

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